Exhibit 10.3.1

                             AMENDMENT NO. 2 TO THE
                              VISUAL NETWORKS, INC.
                              AMENDED AND RESTATED
                        1997 DIRECTORS' STOCK OPTION PLAN

                                   WITNESSETH:

      WHEREAS, Section 11 of the Visual Networks, Inc. Amended and Restated 1997 Directors' Stock Option Plan (the "Plan") authorizes the Board of Directors (the "Board") of Visual Networks, Inc., a Delaware corporation (the "Corporation"), to amend the Plan at any time and from time to time; and

      WHEREAS, the Board now finds it desirable and in the best interests of the Corporation to amend the Plan to discontinue the automatic grant of non-statutory stock options to non-employee directors.

      NOW, THEREFORE, the Plan is amended, effective as of January 1, 2003, as follows:

                                  First Change

      Section 2 of the Plan is amended in its entirety to read as follows:

      2. Administration.

            The Plan will be administered by the Board of Directors of the Company, whose construction and interpretation of the terms and provisions of the Plan shall be final and conclusive. Section 5 of the Plan provides for the discretionary grant of stock options. The Board of Directors has the authority to take all actions necessary to grant the options, including, but not limited to, the authority to (i) determine the eligible persons to whom such options shall be granted, (ii) determine the number of shares to be covered by each option; and (iii) impose such terms, limitations, restrictions and conditions upon any such options as the Board of Directors deems appropriate. The Board of Directors' determinations under the Plan need not be uniform and may be made by the Board of Directors selectively among persons who receive, or are eligible to receive, options under the Plan, whether or not such persons are similarly situated. All questions of interpretation of the Plan or of any options issued under it shall be determined by the Board of Directors and such determination shall be final and binding upon all persons having an interest in the Plan. No Director shall be liable for any action or determination under the Plan made in good faith.

                                  Second Change

      Section 5(a) of the Plan is amended to read in its entirety as follows:

            (a) Option Grant Dates. The Board of Directors may from time to time grant to Eligible Directors awards of non-statutory stock options. The Board of Directors, in its sole discretion, shall prescribe the terms and conditions applicable to such options in a written agreement.

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                                  Third Change

      Section 5(d) of the Plan is amended to read in its entirety as follows:

            (d) Exercise Period. Each option shall become vested and exercisable in accordance with the vesting schedule and terms of the written agreement evidencing the option, as prescribed by the Board of Directors.

      IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by its duly authorized officer this 15th day of January, 2003.

ATTEST:                             VISUAL NETWORKS, INC.


By: /s/ Nancy Spangler              By: /s/ Peter J. Minihane
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